SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

Exxon Mobil Corporation

(Name of Registrant as Specified in Its Charter)

Engine No. 1 LLC

Engine No. 1 LP

Christopher James

Charles Penner

Gregory J. Goff

Kaisa Hietala

Alexander Karsner

Anders Runevad

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENGINE NO. 1 COMMENTS ON EXXONMOBIL’S NEW EMISSIONS TARGETS

SAN FRANCISCO – December 14, 2020 – Engine No. 1, an investment firm which seeks to enhance long-term value through active ownership and which recently announced its intention to nominate four highly qualified, independent director candidates to the Exxon Mobil Corporation (NYSE: XOM) (“ExxonMobil” or the “Company”) Board of Directors, today issued the following statement regarding ExxonMobil’s announcement of emission reduction targets for 2021-25 (to follow the Company’s prior targets expiring in 2020).

“Today’s announcement reinforces the urgent need for ExxonMobil to develop a strategy for long-term value creation and for new directors with successful track records in energy industry transformations to help it do so. While reducing emissions intensity is important, nothing in ExxonMobil’s stated plans better positions it for long-term success in a world seeking to reduce total greenhouse gas emissions. Likewise, as the Company itself acknowledges, nothing in its enhanced Scope 3 disclosure will lead to the reduction of such emissions.

“ExxonMobil remains committed to aggressive oil and gas capital expenditure plans requiring high oil and gas prices to break-even and continues to eschew material business diversification opportunities. This strategy inherently restricts ExxonMobil’s ability to pursue aggregate emission reduction targets and prevents it from better positioning itself to create long-term shareholder value in an evolving industry.

“We have called for ExxonMobil to improve capital allocation discipline and explore opportunities to profitably diversify its business with the help of new directors who have the skills and experience to help do so. Along with improving ExxonMobil’s financial picture and helping to protect its dividend, we believe these changes can help the Company establish Scope 1, 2 and 3 emission reduction targets as part of a sustainable, transparent, and profitable long-term plan. This is why we believe it is time for the Company’s shareholders to weigh in. We look forward to a constructive dialogue on this topic with the Company and its shareholders.”

Additional information regarding Engine No. 1’s plan may be found at www.ReenergizeXOM.com.

About Engine No. 1

Engine No. 1 is an investment firm purpose-built to create long-term value by driving positive impact through active ownership. For more information, please visit: www.Engine1.com

Media Contacts

Gasthalter & Co.

Jonathan Gasthalter/Amanda Klein

212-257-4170

Engine1@gasthalter.com

Investor Contacts:

Innisfree M&A Incorporated

Scott Winter/Gabrielle Wolf

212-750-5833

Important Information

Engine No. 1 LLC, Engine No. 1 LP, Christopher James, Charles Penner (collectively, “Engine”), Gregory J. Goff, Kaisa Hietala, Alexander Karsner, and Anders Runevad (collectively and together with Engine, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of WHITE proxy to be used in connection with the solicitation of proxies from the shareholders of Exxon Mobil Corporation (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in a Schedule 14A filed by the Participants with the SEC on December 11, 2020. This document is available free of charge from the source indicated above.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Engine disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results. Engine has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties.  Except as otherwise expressly stated herein, any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.